Exhibit 99.1

CONSENT OF INDEPENDENT VALUATION FIRM

We hereby consent to the reference to our name and the description of our role in the valuation process described in the heading “August 31, 2022 NAV Calculation” and the reference to our name in the heading “Experts” being included in Supplement No. 2 (filed on September 16, 2022) related to the Registration Statement on Form S-4 (File No. 333-266298) of Cottonwood Communities, Inc. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Altus Group U.S. Inc.
Altus Group U.S. Inc.
September 16, 2022